EXHIBIT 99.1

SENOMYX ANNOUNCES SECOND QUARTER 2008 FINANCIAL RESULTS

Recent Accomplishments Include:

•                  Initiation of development activities with S6973, a new sucrose enhancer that enables up to 50% reduction of sucrose while maintaining the sweet taste of natural sugar

•                  Extension of discovery and development collaboration with Cadbury plc

•                  Development activities with S2383, an enhancer of the high intensity sweetener sucralose, are on-track to support regulatory filings and an anticipated GRAS regulatory designation by end-2008

SAN DIEGO, CA – August 7, 2008 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today reported financial results for the second quarter ended June 30, 2008.  Revenues were $9.6 million for the six months ended June 30, 2008, compared to $6.8 million for the six months ended June 30, 2007, an increase of 42%.  The increase was primarily due to the expansion of Senomyx’s collaboration with Ajinomoto in 2007.  As of June 30, 2008, the Company had cash, cash equivalents, and short term investments of approximately $48.4 million.

“Senomyx has had a productive year thus far, highlighted by the recent initiation of development activities with our new sucrose enhancer, S6973,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “We also made notable progress in each of our other Discovery & Development programs.  In addition, as announced in July, we extended our collaboration regarding the discovery and commercialization of new flavor ingredients in the gum confectionery area with Cadbury plc, the world’s largest confectionery company.

“The discovery of an effective enhancer of sucrose (otherwise known as common table sugar) is an important achievement for Senomyx and reinforces the advantages of our proprietary taste receptor technology,” Snyder noted.  “Taste tests demonstrated that S6973 enabled the reduction of up to 50% of the sucrose present in beverage, yogurt, cereal, and cookie prototypes with no off-tastes.  We are excited about the potential of S6973 to help our current and potential future partners address the consumer need for lower calorie products that maintain the taste of natural sugar.”

Senomyx is also on-track with development activities to support regulatory filings and an anticipated GRAS (Generally Recognized As Safe) designation in the U.S. later this year for S2383, an extremely effective enhancer of the high-intensity sweetener sucralose.  The Company has confirmed in taste tests that the use of S2383 allows the sucralose in simple product prototypes to be reduced by up to 75% while maintaining the desired sweet taste.

“Following the successful discovery of the sucrose and sucralose enhancers, the focus of our Sweet Enhancer Program discovery activities has now shifted to the identification of enhancers of fructose, a key component of the widely used sweetener high fructose corn syrup,” Snyder added.

“The beginning of 2008 was also notable for our business activities,” Snyder commented.  “In addition to the extension of our partnership with Cadbury, we were pleased to extend our collaborative agreements with Nestlé, the world’s largest food and beverage company, and with The Coca-Cola Company, the world’s largest beverage company, both in April.  We believe that our relationships with these exceptional companies are indicative of the value of our proprietary technologies, our business model, and the commercial need for the flavor ingredients we are pursuing,” said Snyder.

Also during the quarter, Senomyx increased its intellectual property portfolio of proprietary taste receptor technologies.  As of June 30, 2008, Senomyx is the owner or exclusive licensee of 125 issued patents and 402 pending patent applications in the U.S., Europe, and elsewhere.

Program Updates:

•      Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s savory flavors with other ingredients to create unique new flavors.  Since mid-2007, Nestlé has been marketing a small number of new bouillon and culinary aid food products that contain Senomyx’s savory flavor ingredients in the Pacific Rim and Latin America.  During the first half of 2008, Nestlé increased the number of products being marketed and expanded its commercialization activities in these regions.  Senomyx expects that Nestlé will continue to conduct product development and consumer testing with both new and reformulated established products in preparation for additional product launches.

•      Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx is on-track with activities in preparation for regulatory filings later this year for S2383, a novel enhancer of the high-intensity sweetener sucralose.  Key safety studies have been completed and the data are being compiled for inclusion in the filings.  Senomyx has evaluated S2383 in beverages, yogurt, and baked goods prototypes, and has prepared prototype table-top packets that contain S2383 in combination with a reduced level of sucralose.  The Company anticipates that S2383 will receive GRAS (Generally Recognized As Safe) regulatory status and will be eligible for commercialization by the end of 2008, although first commercial sales are not expected this year.

        Senomyx recently announced the initiation of development activities for S6973, a new sucrose enhancer that enabled up to 50% reduction of table sugar in taste tests with several product prototypes while maintaining the full sweet taste with no off-tastes.  The development phase includes scale-up activities and safety studies to support regulatory filings for S6973 in the U.S. and elsewhere.  In addition, Senomyx is preparing product prototypes that incorporate S6973 for evaluation by the Company’s current and potential future collaborators.

        Senomyx is now using its proprietary technology to identify enhancers of fructose, a key component of high fructose corn syrup, a sweetener used in numerous food and beverage products.  Screening activities have generated samples that are active in the assay and are being optimized to increase potency.

•                  Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  As announced previously, Senomyx has demonstrated to a collaborator the ability of S5105 and other bitter blockers to provide a statistically significant reduction in the bitterness of several variations of the collaborator’s product and other product prototypes in proof-of-concept taste tests.  This met a contractual goal and resulted in a milestone payment to Senomyx by the collaborator.  Senomyx is continuing to optimize these and other bitter blockers to have more potent effects in preparation for evaluation by the collaborator.

        During the quarter Senomyx continued to make considerable progress with activities related to the collaboration with Solae to develop new bitter blockers that modulate and control bitterness in certain soy-based products.  Screening of the Company’s libraries has yielded numerous promising blockers that were effective in the screening assay.  Several of these potential bitter blockers are being optimized, prioritized, and scaled-up in preparation for initiation of taste tests.

•      Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  At the beginning of the year, Senomyx announced a scientific breakthrough with the discovery of SNMX-29, the protein Senomyx believes is the primary receptor responsible for human salt taste.  The Company developed new screening assays based on SNMX-29, and screening of our libraries is ongoing.  Preliminary work identified samples that were active in the assay, an important advance for the program.  Pending confirmation of their enhancing activity on SNMX-29 in the assay, samples will be scaled up for initial taste tests.

•      High Potency Sweetener Program:  The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed high potency sweeteners.  Senomyx has completed primary screening of the Company’s library of more than 250,000 natural samples isolated from plants and other natural sources.  Multiple samples were found to be active in the screening assay.  These samples, which typically contain mixtures of ten or more components, are being further analyzed in preparation for evaluation in taste tests.

•      Cool Flavor Program:  The goal of the new Cool Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  Senomyx has initiated screening of samples using a proprietary high-throughput screening assay designed to identify potential new enhancers of cooling and menthol taste sensations.  A number of samples have demonstrated activity in the assay and are being prepared for additional analysis and taste testing.

Financial Review:

Revenues were $3.6 million for the second quarter of 2008, compared to $3.7 million for the second quarter of 2007, a decrease of 5%.  The decrease is primarily due to the earning of a non-recurring research milestone in the second quarter of 2007.  Revenues were $9.6 million for the six months ended June 30, 2008, compared to $6.8 million for the six months ended June 30, 2007, an increase of 42%.  The increase was primarily due to the expansion of Senomyx’s collaboration with Ajinomoto in 2007.  In August 2007, Senomyx received an $8.0 million upfront payment related to this collaboration expansion.  The upfront payment was recognized as revenue ratably over the nine month period from August 2007 through April 2008.

Research and development expenses, including non-cash stock-based compensation expense, were $8.1 million for the second quarter of 2008, compared to $7.0 million for the second quarter of 2007, an increase of 17%.  Research and development expenses, including non-cash stock-based compensation expense, were $16.3 million for the six months ended June 30, 2008, compared to $13.8 million for the six months ended June 30, 2007, an increase of 18%.  These increases were primarily due to higher personnel-related expenses associated with an increase in the number of employees engaged in research and development activities.  Also contributing to these increases were higher patent and trademark expenses attributable to outsourced patent filing related activities associated with our expanding intellectual property portfolio.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.4 million for the second quarter of 2008, compared to $3.5 million for the second quarter of 2007, a decrease of 1%.  This decrease was primarily due to reductions in non-cash stock-based compensation expense.  General and administrative expenses, including non-cash stock-based compensation expense, were $6.7 million for the six months ended June 30, 2008, compared to $7.2 million for the six months ended June 30, 2007, a decrease of 6%.  This decrease was primarily due to reductions in non-cash stock-based compensation expense, facilities costs and personnel-related expenses.

The net loss for the second quarter of 2008 was $0.25 per share, compared to a net loss of $0.19 per share for the second quarter of 2007.  The net loss for the six months ended June 30, 2008 was $0.41 per share, compared to $0.41 per share for the six months ended June 30, 2007.

“The second quarter financial results continued to meet the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “Looking forward for the year, total expenses are on-track, and while we reiterate the following financial guidance that was provided at the beginning of the year, the achievement of these goals continues to be dependent upon the success of business development activities.”

•                  Total revenues of $20 million to $24 million

•                  Total expenses of $50 million to $53 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•                  Net loss of $23 million to $26 million

•                  Basic and diluted net loss of $0.75 to $0.85 per share

•                  Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4205, and international callers should dial 617-213-4862, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 72268350.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PJ6GTRPYY. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto Senomyx’s website at http://www.senomyx.com and click on the Investor Relations tab.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury plc, Campbell Soup Company, The Coca-Cola Company, Firmenich SA, Nestlé SA, and Solae.  Nestlé is currently marketing products that contain one of Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the commercial potential of S6973; the anticipated regulatory approval and timing of commercial eligibility of S2383; Senomyx’s projected financial results for 2008; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen Senior Vice President, Chief Financial and Business Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,566	$3,737	$9,635	$6,804

Operating expenses:
Research and development (including $636, $653, $1,224 and $1,201, respectively, of non-cash stock-based compensation)	8,117	6,960	16,286	13,812
General and administrative (including $1,069, $1,111, $2,079 and $2,265, respectively, of non-cash stock-based compensation)	3,435	3,467	6,718	7,178
Total operating expenses	11,552	10,427	23,004	20,990

Loss from operations	(7,986)	(6,690)	(13,369)	(14,186)

Interest income	309	855	869	1,755

Net loss	$(7,677)	$(5,835)	$(12,500)	$(12,431)

Basic and diluted net loss per share	$(0.25)	$(0.19)	$(0.41)	$(0.41)

Weighted average shares used in computing basic and diluted net loss per share	30,588	30,315	30,561	30,227

Condensed Balance Sheets

(in thousands)

	June 30, 2008	December 31, 2007
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$48,416	$62,624
Other current assets	1,665	2,090
Property and equipment, net	14,875	14,535
Total assets	$64,956	$79,249

Accounts payable, accrued expenses and other current liabilities	$5,028	$5,779
Deferred revenue	2,150	6,721
Leasehold incentive obligation	8,555	9,049
Deferred rent	1,182	1,073
Stockholders’ equity	48,041	56,627
Total liabilities and stockholders’ equity	$64,956	$79,249